Exhibit 99.1
Caterpillar Inc.
1Q 2018 Earnings Release

April 24, 2018

FOR IMMEDIATE RELEASE

Caterpillar Reports First-Quarter 2018 Results
Delivered Higher Sales and Revenues and Record First-Quarter Profit Per Share; Raised Full-Year Outlook

	First Quarter

($ in billions except profit per share)	2018	2017	●	First-quarter sales and revenues up 31 percent
Sales and Revenues	$12.9	$9.8	●	Significant increase in profit per share; adjusted profit per share more than doubled
Profit Per Share	$2.74	$0.32	●	Raised full-year profit per share outlook
Adjusted Profit Per Share	$2.82	$1.28	●	Repurchased $500 million of common stock

DEERFIELD, Ill. - Caterpillar Inc. (NYSE: CAT) today announced first-quarter 2018 sales and revenues of $12.9 billion, compared with $9.8 billion in the first quarter of 2017. First-quarter 2018 profit of $2.74 per share was a first-quarter record. Profit was $0.32 per share in the first quarter of 2017. Adjusted profit per share in the first quarter of 2018 was $2.82, compared with first-quarter 2017 adjusted profit per share of $1.28.
Caterpillar’s financial position remains strong. During the first quarter of 2018, Machinery, Energy & Transportation (ME&T) operating cash flow was $948 million and the company repurchased $500 million of Caterpillar common stock. The company ended the first quarter of 2018 with an enterprise cash balance of $7.9 billion.
“I'd like to thank our global Caterpillar team for outstanding results. The combination of strength in many of our end markets and our team’s continued focus on operational excellence - including strong cost control - helped us deliver improved margins and a record first-quarter profit,” said Caterpillar CEO Jim Umpleby.
2018 Outlook
In January, Caterpillar provided a 2018 profit outlook range of $7.75 to $8.75 per share. The company is increasing its 2018 profit outlook by $2.00 per share to a range of $9.75 to $10.75 per share, primarily due to growing demand for products and services. The outlook includes about $400 million of restructuring costs, unchanged from the previous outlook. The revised outlook range for adjusted profit is $10.25 to $11.25 per share.
“Based on our strong first-quarter results and higher demand across all regions and most end markets, we are raising our outlook for 2018. We will continue to make targeted investments in expanded offerings and services, consistent with our strategy for long-term profitable growth,” said Umpleby.
Following is a summary of sales assumptions for 2018 as compared to 2017:

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Construction Industries - The company expects broad-based growth in all regions in 2018, with the biggest drivers being continued strength for construction activity in North America and infrastructure development in China. EAME is expected to continue to grow amid high business confidence and stability in oil-producing countries. The recovery that has started in Latin America is expected to continue.
Resource Industries - The company believes global economic conditions and favorable commodity price levels will drive miners to increase capital expenditures in 2018 for both equipment replacement cycles and expansions. In addition, higher machine utilization levels should support aftermarket parts growth. Strong global demand for commodities is also expected to be a positive for heavy construction and quarry and aggregate customers.
Energy & Transportation - Sales into Oil and Gas applications are expected to increase in 2018, led by continued strong demand for reciprocating engines for well servicing and gas compression applications in North America. The current turbines backlog remains healthy in support of the midstream Oil and Gas business. Rail traffic in North America has increased, with reductions in the number of idled locomotives and railcars. As a result, the company expects an increase in Transportation sales primarily from growth in rail services. After a multi-year downturn, the company expects Power Generation sales to increase as global economic conditions improve. Sales of engines into Industrial applications are expected to be up in 2018 primarily due to projected demand in EAME.
Following are key elements of the revised 2018 profit outlook:

•	Better than expected sales volume is the primary driver of the raised profit outlook, with higher volume expected across the three primary segments when compared with the prior outlook.

•	Improved price realization is expected to be partially offset by material cost increases primarily driven by higher commodity prices.

•	Despite the anticipated increase in volume, the company expects period costs, excluding short-term incentive compensation expense, to be in line with the prior outlook.

•	Short-term incentive compensation expense is now expected to be about $1.4 billion, nearly the same as 2017.

•	The outlook assumes continued global economic growth. Any potential impacts from future geopolitical risks and increased trade restrictions have not been included in the outlook.

•
The outlook does not include a mark-to-market gain or loss for remeasurement of pension and other postemployment benefit (OPEB) plans or changes to provisional estimates recorded in 2017 for U.S. tax reform.

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Notes:

•	Glossary of terms is included on pages 15-16; first occurrence of terms shown in bold italics.

•	Information on non-GAAP financial measures is included on page 17.

•
Caterpillar will conduct a teleconference and live webcast, with a slide presentation, beginning at 10 a.m. Central Time on Tuesday, April 24, 2018, to discuss its 2018 first-quarter financial results. The accompanying slides will be available before the webcast on the Caterpillar website at http://www.caterpillar.com/investors/events-and-presentations.

About Caterpillar:
For more than 90 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. Customers turn to Caterpillar to help them develop infrastructure, energy and natural resource assets. With 2017 sales and revenues of $45.462 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company principally operates through its three primary segments - Construction Industries, Resource Industries and Energy & Transportation - and also provides financing and related services through its Financial Products segment. For more information, visit caterpillar.com. To connect with us on social media, visit caterpillar.com/social-media.

Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

Forward-Looking Statements

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global and regional economic conditions and economic conditions in the industries we serve; (ii) commodity price changes, material price increases, fluctuations in demand for our products or significant shortages of material; (iii) government monetary or fiscal policies; (iv) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (v) our ability to develop, produce and market quality products that meet our customers’ needs; (vi) the impact of the highly competitive environment in which we operate on our sales and pricing; (vii) information technology security threats and computer crime; (viii) additional restructuring costs or a failure to realize anticipated savings or benefits from past or future cost reduction actions; (ix) failure to realize all of the anticipated benefits from initiatives to increase our productivity, efficiency and cash flow and to reduce costs; (x) inventory management decisions and sourcing practices of our dealers and our OEM customers; (xi) a failure to realize, or a delay in realizing, all of the anticipated benefits of our acquisitions, joint ventures or divestitures; (xii) union disputes or other employee relations issues; (xiii) adverse effects of unexpected events including natural disasters; (xiv) disruptions or volatility in global financial markets limiting our sources of liquidity or the liquidity of our customers, dealers and suppliers; (xv) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (xvi) our Financial Products segment’s risks associated with the financial services industry; (xvii) changes in interest rates or market liquidity conditions; (xviii) an increase in delinquencies, repossessions or net losses of Cat Financial’s customers; (xix) currency fluctuations; (xx) our or Cat Financial’s compliance with financial and other restrictive covenants in debt agreements; (xxi) increased pension plan funding obligations; (xxii) alleged or actual violations of trade or anti-corruption laws and regulations; (xxiii) international trade policies and their impact on demand for our products and our competitive position; (xxiv) additional tax expense or exposure, including the impact of U.S. tax reform; (xxv) significant legal proceedings, claims, lawsuits or government investigations; (xxvi) new regulations or changes in financial services regulations; (xxvii) compliance with environmental laws and regulations; and (xxviii) other factors described in more detail in Caterpillar’s Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.

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CONSOLIDATED RESULTS
Consolidated Sales and Revenues
The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the first quarter of 2017 (at left) and the first quarter of 2018 (at right). Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees.
Sales and Revenues
Total sales and revenues were $12.859 billion in the first quarter of 2018, an increase of $3.037 billion, or 31 percent, compared with $9.822 billion in the first quarter of 2017. The increase was primarily due to higher sales volume driven by improved end-user demand across all regions and most end markets as well as favorable changes in dealer inventories. The impact of changes in dealer inventories was favorable as there was a more significant increase in the first quarter of 2018 than in the first quarter of 2017. The company believes the increase in dealer inventories is reflective of current end-user demand.
Strong end-user demand and favorable changes in dealer inventories drove higher sales volume across the three primary segments with the largest increase in Construction Industries. Sales were also higher due to currency impacts, primarily from a stronger euro and Chinese yuan. Favorable price realization across the three primary segments also contributed to the sales improvement.
The largest sales increase was in North America, which improved 33 percent as strong economic conditions in key end markets drove higher end-user demand. Also contributing to the increase was the impact of a more significant increase in dealer inventories in the first quarter of 2018 than in the first quarter of 2017.
Asia/Pacific sales increased 44 percent mostly due to higher end-user demand, primarily for construction equipment in China, the impact of favorable changes in dealer inventories and a stronger Chinese yuan. The impact of changes in dealer inventories was favorable as dealer inventories increased slightly in the first quarter of 2018, compared to a decrease in the first quarter of 2017.
EAME sales increased 25 percent primarily due to the impact of a stronger euro, the impact of favorable changes in dealer inventories and higher end-user demand as economic conditions have improved. The impact of changes in dealer inventories was favorable as increases were greater in the first quarter of 2018 than in the first quarter of 2017.
Sales increased 24 percent in Latin America primarily due to stabilizing economic conditions in several countries in the region that resulted in improved demand from low levels.

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Consolidated Operating Profit
The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the first quarter of 2017 (at left) and the first quarter of 2018 (at right). Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar. Caterpillar management utilizes these charts internally to visually communicate with the company’s board of directors and employees. The bar entitled Other includes consolidating adjustments and Machinery, Energy & Transportation other operating (income) expenses.
Operating profit for the first quarter of 2018 was $2.108 billion, compared to $380 million in the first quarter of 2017. The increase of $1.728 billion was mostly due to higher sales volume and lower restructuring costs. Favorable price realization was largely offset by higher selling, general and administrative (SG&A) and research and development (R&D) expenses and lower operating profit from Financial Products.
Manufacturing costs were about flat as lower warranty expense and the favorable impact from cost absorption were about offset by higher material costs, freight costs and short-term incentive compensation expense. Cost absorption was favorable as inventory increased more in the first quarter of 2018 than in the first quarter of 2017, as production volumes continue to increase in 2018. Material costs were unfavorable primarily due to increases in steel prices. SG&A/R&D expenses were unfavorable mostly due to higher short-term incentive compensation expense and targeted investments that primarily impacted SG&A.
Restructuring costs were $69 million in the first quarter of 2018. In the first quarter of 2017, restructuring costs of $723 million were primarily related to the announced closure of the facility in Gosselies, Belgium.
Other Profit/Loss Items

▪
Interest expense excluding Financial Products in the first quarter of 2018 was $101 million, a decrease of $22 million from the first quarter of 2017, primarily due to an early debt retirement in the fourth quarter of 2017.

▪
Other income/expense in the first quarter of 2018 was income of $127 million, compared with income of $32 million in the first quarter of 2017. The favorable change was primarily due to pension and OPEB plans, including the absence of restructuring costs and higher expected return on plan assets (see Q&A #7 for additional information). Also contributing to the favorable change were lower net losses from currency translation and hedging in the first quarter of 2018 than in the first quarter of 2017.

▪
The provision for income taxes in the first quarter of 2018 reflects an estimated annual tax rate of 24 percent, compared to 32 percent for the first quarter of 2017, excluding the discrete items discussed in the following paragraph. The decrease is primarily due to the reduction in the U.S. corporate tax rate beginning January 1, 2018, along with other changes in the geographic mix of profits from a tax perspective.

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In addition, a discrete tax benefit of $40 million was recorded in the first quarter of 2018, compared to $17 million in the first quarter of 2017, for the settlement of stock-based compensation awards with associated tax deductions in excess of cumulative U.S. GAAP compensation expense. The provision for income taxes in the first quarter of 2017 also included a $15 million increase to prior year taxes related to non-U.S. restructuring costs.
Global Workforce
Caterpillar worldwide full-time employment was about 99,700 at the end of the first quarter of 2018. The increase of about 4,400 full-time employees from the end of the first quarter of 2017 was due to an increase in production employment primarily to support higher volumes. Support and management employment was about flat. The flexible workforce increased by about 6,500, also primarily due to higher production volumes. In total, the global workforce increased by about 10,900.

	March 31
	2018	2017	Increase
Full-time employment	99,700	95,300	4,400
Flexible workforce	19,100	12,600	6,500
Total	118,800	107,900	10,900

Geographic Summary
U.S. workforce	51,500	46,500	5,000
Non-U.S. workforce	67,300	61,400	5,900
Total	118,800	107,900	10,900

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SEGMENT RESULTS

Sales and Revenues by Geographic Region

	North America		Latin America		EAME		Asia/Pacific		External Sales and Revenues		Inter-Segment		Total Sales and Revenues
(Millions of dollars)	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg	$	% Chg
First Quarter 2018
Construction Industries	$2,620	37%	$344	38%	$1,067	31%	$1,628	46%	$5,659	38%	18	100%	$5,677	38%
Resource Industries	798	33%	360	34%	520	25%	530	37%	2,208	32%	101	11%	2,309	31%
Energy & Transportation	2,225	29%	280	2%	1,092	21%	679	48%	4,276	27%	943	21%	5,219	26%
All Other Segments	15	88%	—	—%	4	(75%)	18	38%	37	—%	79	(17%)	116	(12%)
Corporate Items and Eliminations	(28)		1		(3)		—		(30)		(1,141)		(1,171)
Machinery, Energy & Transportation	$5,630	33%	$985	24%	$2,680	25%	$2,855	44%	$12,150	33%	$—	—%	$12,150	33%

Financial Products Segment	$512	5%	$74	(11%)	$101	1%	$106	16%	$793	4%	$—	—%	$793	4%
Corporate Items and Eliminations	(49)		(13)		(5)		(17)		(84)		—		(84)
Financial Products Revenues	$463	3%	$61	(12%)	$96	—%	$89	13%	$709	2%	$—	—%	$709	2%

Consolidated Sales and Revenues	$6,093	31%	$1,046	21%	$2,776	24%	$2,944	43%	$12,859	31%	$—	—%	$12,859	31%

First Quarter 2017
Construction Industries	$1,913		$250		$812		$1,116		$4,091		$9		$4,100
Resource Industries	598		269		416		387		1,670		91		1,761
Energy & Transportation	1,722		275		900		459		3,356		780		4,136
All Other Segments	8		—		16		13		37		95		132
Corporate Items and Eliminations	(23)		—		(2)		1		(24)		(975)		(999)
Machinery, Energy & Transportation	$4,218		$794		$2,142		$1,976		$9,130		$—		$9,130

Financial Products Segment	$486		$83		$100		$91		$760		$—		$760
Corporate Items and Eliminations	(38)		(14)		(4)		(12)		(68)		—		(68)
Financial Products Revenues	$448		$69		$96		$79		$692		$—		$692

Consolidated Sales and Revenues	$4,666		$863		$2,238		$2,055		$9,822		$—		$9,822

Sales and Revenues by Segment

(Millions of dollars)	First Quarter 2017	Sales Volume	Price Realization	Currency	Inter-Segment / Other	First Quarter 2018	$ Change	% Change

Construction Industries	$4,100	$1,340	$59	$169	$9	$5,677	$1,577	38%
Resource Industries	1,761	424	86	28	10	2,309	548	31%
Energy & Transportation	4,136	769	41	110	163	5,219	1,083	26%
All Other Segments	132	(1)	—	1	(16)	116	(16)	(12%)
Corporate Items and Eliminations	(999)	(6)	—	—	(166)	(1,171)	(172)
Machinery, Energy & Transportation	$9,130	$2,526	$186	$308	$—	$12,150	$3,020	33%

Financial Products Segment	$760	$—	$—	$—	$33	$793	$33	4%
Corporate Items and Eliminations	(68)	—	—	—	(16)	(84)	(16)
Financial Products Revenues	$692	$—	$—	$—	$17	$709	$17	2%

Consolidated Sales and Revenues	$9,822	$2,526	$186	$308	$17	$12,859	$3,037	31%

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Profit by Segment

(Millions of dollars)	First Quarter 2018	First Quarter 2017	$ Change	% Change
Construction Industries	$1,117	$634	$483	76%
Resource Industries	378	160	218	136%
Energy & Transportation	874	545	329	60%
All Other Segments	57	(14)	71	n/a
Corporate Items and Eliminations	(371)	(1,060)	689
Machinery, Energy & Transportation	$2,055	$265	$1,790	675%
Financial Products Segment	$141	$183	$(42)	(23%)
Corporate Items and Eliminations	(2)	3	(5)
Financial Products	$139	$186	$(47)	(25%)
Consolidating Adjustments	(86)	(71)	(15)
Consolidated Operating Profit	$2,108	$380	$1,728	455%

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CONSTRUCTION INDUSTRIES

(Millions of dollars)
Segment Sales
	First Quarter 2017	Sales Volume	Price Realization		Currency	Inter-Segment	First Quarter 2018	$ Change	% Change
Total Sales	$4,100	$1,340	$59		$169	$9	$5,677	$1,577	38%

Sales by Geographic Region
	First Quarter 2018	First Quarter 2017	$ Change		% Change
North America	$2,620	$1,913	$707		37%
Latin America	344	250	94		38%
EAME	1,067	812	255		31%
Asia/Pacific	1,628	1,116	512		46%
External Sales	$5,659	$4,091	$1,568		38%
Inter-Segment	18	9	9		100%
Total Sales	$5,677	$4,100	$1,577		38%

Segment Profit
	First Quarter 2018	First Quarter 2017	Change		% Change
Segment Profit	$1,117	$634	$483		76%
Segment Profit Margin	19.7%	15.5%	4.2	pts	27%

Construction Industries’ total sales were $5.677 billion in the first quarter of 2018, compared with $4.100 billion in the first quarter of 2017. The increase was primarily due to higher sales volume.

▪
Sales volume increased primarily due to the impact of favorable changes in dealer inventories and higher end-user demand for construction equipment. Dealer inventories increased significantly more in the first quarter of 2018 than in the first quarter of 2017. The company believes the increase in dealer inventories is reflective of current end-user demand.

Sales increased across all regions with the largest increases in North America and Asia/Pacific.

▪
In North America, the sales increase was mostly due to the impact of favorable changes in dealer inventories, which increased significantly more in the first quarter of 2018 than in the first quarter of 2017. In addition, sales increased due to higher end-user demand for construction equipment, primarily due to non-residential, infrastructure and oil and gas construction activities, including pipelines.

▪
Sales in Asia/Pacific were higher across the region, with about half due to improved end-user demand in China stemming from increased building construction and infrastructure investment. In addition, the impact of changes in dealer inventories was favorable as dealer inventories decreased more in the first quarter of 2017 than in the first quarter of 2018. The favorable impact of a stronger Chinese yuan also contributed to the increase.

▪
Sales increased in EAME primarily due to the impact of favorable changes in dealer inventories, the impact from a stronger euro and higher end-user demand for construction equipment. Dealer inventories increased more in the first quarter of 2018 than in the first quarter of 2017.

▪	Although construction activity remained weak in Latin America, sales were higher as end-user demand increased from low levels due to stabilizing economic conditions in several countries in the region.

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Construction Industries’ profit was $1.117 billion in the first quarter of 2018, compared with $634 million in the first quarter of 2017. The increase in profit was a result of higher sales volume and favorable price realization. The increase was partially offset by higher SG&A/R&D expenses, material costs, primarily for steel, and freight costs. The increase in SG&A/R&D expenses was primarily due to higher short-term incentive compensation expense and targeted investments.
RESOURCE INDUSTRIES

(Millions of dollars)
Segment Sales
	First Quarter 2017	Sales Volume	Price Realization		Currency	Inter-Segment	First Quarter 2018	$ Change	% Change
Total Sales	$1,761	$424	$86		$28	$10	$2,309	$548	31%

Sales by Geographic Region
	First Quarter 2018	First Quarter 2017	$ Change		% Change
North America	$798	$598	$200		33%
Latin America	360	269	91		34%
EAME	520	416	104		25%
Asia/Pacific	530	387	143		37%
External Sales	$2,208	$1,670	$538		32%
Inter-Segment	101	91	10		11%
Total Sales	$2,309	$1,761	$548		31%

Segment Profit
	First Quarter 2018	First Quarter 2017	Change		% Change
Segment Profit	$378	$160	$218		136%
Segment Profit Margin	16.4%	9.1%	7.3	pts	80%

Resource Industries’ total sales were $2.309 billion in the first quarter of 2018, an increase of $548 million from the first quarter of 2017. The increase was primarily due to higher end-user demand for equipment in all regions. Compared to the first quarter of 2017, commodity prices remained strong and drove improved market conditions and financial health of mining companies. As a result, mining customers invested in delayed replacement cycles and initiated expansions, resulting in higher equipment sales in the first quarter of 2018. Macroeconomic growth globally also contributed to stronger sales for quarry and aggregate and heavy construction equipment. In addition, favorable price realization and the favorable impact of changes in dealer inventories contributed to increased sales. Dealer inventories increased more in the first quarter of 2018 than in the first quarter of 2017. Aftermarket parts sales have also experienced growth related to increased production and higher machine utilization in the industries the company serves.
Resource Industries’ profit was $378 million in the first quarter of 2018, compared with $160 million in the first quarter of 2017. The improvement was primarily due to higher sales volume. Favorable price realization and variable manufacturing costs, including cost absorption, were partially offset by higher short-term incentive compensation expense and a slightly unfavorable impact from currency. Cost absorption was favorable as inventory increased in the first quarter of 2018 to support higher production and was about flat in the first quarter of 2017.

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ENERGY & TRANSPORTATION

(Millions of dollars)
Segment Sales
	First Quarter 2017	Sales Volume	Price Realization		Currency	Inter-Segment	First Quarter 2018	$ Change	% Change
Total Sales	$4,136	$769	$41		$110	$163	$5,219	$1,083	26%

Sales by Application
	First Quarter 2018	First Quarter 2017	$ Change		% Change
Oil and Gas	$1,215	$809	$406		50%
Power Generation	969	716	253		35%
Industrial	906	777	129		17%
Transportation	1,186	1,054	132		13%
External Sales	$4,276	$3,356	$920		27%
Inter-Segment	943	780	163		21%
Total Sales	$5,219	$4,136	$1,083		26%

Segment Profit
	First Quarter 2018	First Quarter 2017	Change		% Change
Segment Profit	$874	$545	$329		60%
Segment Profit Margin	16.7%	13.2%	3.5	pts	27%

Energy & Transportation’s total sales were $5.219 billion in the first quarter of 2018, compared with $4.136 billion in the first quarter of 2017. The increase was primarily due to higher external sales volume across all applications.

▪
Oil and Gas - Sales increased primarily due to higher demand in North America for gas compression, production and well servicing applications. Higher energy prices and growth in U.S. onshore oil and gas drove increased sales for reciprocating engines and related aftermarket parts. Sales in North America were also positively impacted by the timing of turbine project deliveries.

▪
Power Generation - Sales improved across all regions, with the largest increase in EAME primarily due to the timing of several large projects and favorable impacts from currency. In addition, sales in North America increased due to higher sales for turbines and aftermarket parts for reciprocating engines.

▪
Industrial - Sales were higher across all regions except Latin America, primarily due to improving global economic conditions supporting higher engine sales into industrial end-user applications. Sales in EAME were also positively impacted by favorable currency.

▪
Transportation - Sales were higher in Asia/Pacific and North America for rail services, driven primarily by growth in Australia and increased rail traffic in North America. Marine sales were higher primarily in Asia/Pacific due to timing of deliveries.

Energy & Transportation’s profit was $874 million in the first quarter of 2018, compared with $545 million in the first quarter of 2017. The increase was mostly due to higher sales volume and favorable price realization, partially offset by higher short-term incentive compensation expense and targeted investments.

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FINANCIAL PRODUCTS SEGMENT

(Millions of dollars)
Revenues by Geographic Region
	First Quarter 2018	First Quarter 2017	$ Change	% Change
North America	$512	$486	$26	5%
Latin America	74	83	(9)	(11%)
EAME	101	100	1	1%
Asia/Pacific	106	91	15	16%
Total	$793	$760	$33	4%

Segment Profit
	First Quarter 2018	First Quarter 2017	$ Change	% Change
Segment Profit	$141	$183	($42)	(23%)

Financial Products’ segment revenues were $793 million in the first quarter of 2018, an increase of $33 million, or 4 percent, from the first quarter of 2017. The increase was primarily due to higher average earning assets in Asia/Pacific and higher average financing rates in North America, partially offset by an unfavorable impact from lower intercompany lending activity in North America.
Financial Products’ segment profit was $141 million in the first quarter of 2018, compared with $183 million in the first quarter of 2017. The decrease was primarily due to an increase in the provision for credit losses at Cat Financial, partially offset by an increase in net yield on average earning assets.
At the end of the first quarter of 2018, past dues at Cat Financial were 3.17 percent, compared with 2.64 percent at the end of the first quarter of 2017, primarily due to increases in the Caterpillar Power Finance and Latin America portfolios. Write-offs, net of recoveries, in the first quarter of 2018 were $30 million, compared with $15 million in the first quarter of 2017. The largest contributors to the increase were the Latin America and Caterpillar Power Finance portfolios.
As of March 31, 2018, Cat Financial’s allowance for credit losses totaled $403 million, or 1.45 percent of finance receivables, compared with $346 million, or 1.28 percent of finance receivables at March 31, 2017. The allowance for credit losses at year-end 2017 was $365 million, or 1.33 percent of finance receivables. The increase in the allowance for credit losses was primarily driven by the Caterpillar Power Finance and mining portfolios.
Corporate Items and Eliminations
Expense for corporate items and eliminations was $373 million in the first quarter of 2018, a decrease of $684 million from the first quarter of 2017. Corporate items and eliminations include: restructuring costs; corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; currency differences for ME&T, as segment profit is reported using annual fixed exchange rates; cost of sales methodology differences, as segments use a current cost methodology; and inter-segment eliminations.
The decrease in expense was primarily due to lower restructuring costs, which were $69 million in the first quarter of 2018. In the first quarter of 2017, restructuring costs of $723 million were primarily related to the announced closure of the facility in Gosselies, Belgium.

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QUESTIONS AND ANSWERS

Q1:	Can you discuss changes in dealer inventories during the first quarter of 2018?

A:
Dealers generally increase inventories during the first quarter in preparation for the spring selling season. Dealer machine and engine inventories increased about $1.2 billion in the first quarter of 2018, compared to an increase of about $200 million in the first quarter of 2017. The increase in the first quarter of 2018 was primarily in Construction Industries. We believe the increase in dealer inventories is reflective of current end-user demand.

Q2:	Can you discuss changes to your order backlog by segment?

A:
At the end of the first quarter of 2018, the order backlog was about $17.5 billion, an increase of about $1.7 billion from the end of 2017. The increase was in Energy & Transportation and Construction Industries, while Resource Industries was about flat.

Q3:	Can you comment on expense related to your 2018 short-term incentive compensation plans and the impact on the 2018 outlook?

A:
Short-term incentive compensation expense is directly related to financial and operational performance, measured against targets set annually. First-quarter 2018 expense was about $360 million, compared to first-quarter 2017 expense of about $235 million.

For the full year of 2018, our current outlook includes short-term incentive compensation expense of about $1.4 billion, nearly the same as 2017.

Q4:	In January, you commented that significant increases in demand could impact your growth potential in 2018 due to supplier constraints. Can you provide an update?

A:	We continue to work with our global suppliers to respond to significant increases in demand. Although constraints remain for some parts and components, we are seeing improvements in material flows.

Q5:	Can you give us an update on the quality of Cat Financial’s asset portfolio? How are write-offs, past dues and allowance for credit losses performing?

A:
Cat Financial’s core asset portfolio continues to perform well overall. Write-offs during the first quarter of 2018 were $30 million, or 0.45 percent of average retail portfolio, which is about the same level as our 10-year average of 0.44 percent for the first quarter. This total compares with write-offs of $15 million during the first quarter of 2017, which was an unusually low quarterly write-off period based on Cat Financial’s historical performance. The increase from a year ago was driven by higher write-offs in the Latin America and Cat Power Finance portfolios. Past dues increased during the first quarter to 3.17 percent, which is slightly above the first-quarter historical average of 3.09 percent, and was impacted by higher delinquencies in Cat Power Finance and Latin America. The provision for credit losses was higher in the first quarter of 2018 by $51 million, primarily due to higher provision expense in Cat Power Finance and on a small number of transactions in our mining portfolio. In addition, higher write-offs compared with a low quarter for write-offs in the first quarter of 2017 were also a contributor.

Q6:	Can you comment on your balance sheet and cash priorities?

A:
Our cash and liquidity positions remain strong with an enterprise cash balance of $7.9 billion as of March 31, 2018. ME&T operating cash flow for the first quarter of 2018 was $948 million, compared with $1.5 billion in 2017. The decrease was primarily due to higher short-term incentive compensation payments in the first quarter of 2018, compared with the first quarter of 2017. We repurchased $500 million of common stock in the first quarter of 2018.

While our short-term priorities for the use of cash may vary from time to time as business needs and conditions dictate, our long-term cash deployment strategy is focused on the following priorities: Our top priority is to maintain a strong financial position in support of a Mid-A rating. Next, we intend to fund operational requirements and commitments. Then, we intend to fund priorities that profitably grow the company and return capital to shareholders through dividend growth and stock repurchases.

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Q7:	Your 2017 operating costs and other income/expense changed from what you reported last year. Can you explain the change?

A:
Effective January 1, 2018, we adopted a new U.S. GAAP accounting standard related to pension and OPEB costs. Components of pension and OPEB costs, other than service costs, have been reclassified from operating costs to other income/expense. The change was made to prior periods and the table below provides the recast 2017 amounts by quarter. This change had a small impact on 2017 profit for the segments within ME&T, which has also been recast to be consistent with the revised classification. There was no impact on Financial Products.

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GLOSSARY OF TERMS

1.	Adjusted Profit Per Share - Profit per share excluding restructuring costs for 2018 and 2017.

2.
All Other Segments - Primarily includes activities such as: business strategy, product management and development, manufacturing of filters and fluids, undercarriage, ground engaging tools, fluid transfer products, precision seals, rubber sealing and connecting components primarily for Cat® products; parts distribution; integrated logistics solutions, distribution services responsible for dealer development and administration including a wholly owned dealer in Japan, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; digital investments for new customer and dealer solutions that integrate data analytics with state-of-the-art digital technologies while transforming the buying experience.

3.	Consolidating Adjustments - Elimination of transactions between Machinery, Energy & Transportation and Financial Products.

4.
Construction Industries - A segment primarily responsible for supporting customers using machinery in infrastructure, forestry and building construction applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes asphalt pavers, backhoe loaders, compactors, cold planers, compact track and multi-terrain loaders, mini, small, medium and large track excavators, forestry excavators, feller bunchers, harvesters, knuckleboom loaders, motor graders, pipelayers, road reclaimers, site prep tractors, skidders, skid steer loaders, telehandlers, small and medium track-type tractors, track-type loaders, wheel excavators, compact, small and medium wheel loaders and related parts and work tools.

5.
Currency - With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar. With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar. Currency only includes the impact on sales and operating profit for the Machinery, Energy & Transportation lines of business excluding restructuring costs; currency impacts on Financial Products’ revenues and operating profit are included in the Financial Products’ portions of the respective analyses. With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates (hedging) and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results (translation).

6.	EAME - A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).

7.	Earning Assets - Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.

8.
Energy & Transportation - A segment primarily responsible for supporting customers using reciprocating engines, turbines, diesel-electric locomotives and related parts across industries serving Oil and Gas, Power Generation, Industrial and Transportation applications, including marine and rail-related businesses. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support of turbine machinery and integrated systems and solutions and turbine-related services, reciprocating engine-powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and oil and gas industries; reciprocating engines supplied to the industrial industry as well as Cat machinery; the remanufacturing of Cat engines and components and remanufacturing services for other companies; the business strategy, product design, product management and development, manufacturing, remanufacturing, leasing and service of diesel-electric locomotives and components and other rail-related products and services and product support of on-highway vocational trucks for North America.

9.
Financial Products Segment - Provides financing alternatives to customers and dealers around the world for Caterpillar products, as well as financing for vehicles, power generation facilities and marine vessels that, in most cases, incorporate Caterpillar products. Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans. The segment also provides insurance and risk management products and services that help customers and dealers manage their business risk. Insurance and risk management products offered include physical damage insurance, inventory protection plans, extended service coverage for machines and engines, and dealer property and casualty insurance. The various forms of financing, insurance and risk management products offered to customers and dealers help support the purchase and lease of our equipment. Financial Products segment profit is determined on a pretax basis and includes other income/expense items.

10.	Latin America - A geographic region including Central and South American countries and Mexico.

11.
Machinery, Energy & Transportation (ME&T) - Represents the aggregate total of Construction Industries, Resource Industries, Energy & Transportation, All Other Segments and related corporate items and eliminations.

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12.
Machinery, Energy & Transportation Other Operating (Income) Expenses - Comprised primarily of gains/losses on disposal of long-lived assets, gains/losses on divestitures and legal settlements and accruals. Restructuring costs classified as other operating expenses on the Results of Operations are presented separately on the Operating Profit Comparison.

13.
Manufacturing Costs - Manufacturing costs exclude the impacts of currency and restructuring costs (see definition below) and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs. Variable manufacturing costs are defined as having a direct relationship with the volume of production. This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process. Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume. Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.	Pension and Other Postemployment Benefit (OPEB) - The company’s defined-benefit pension and postretirement benefit plans.

15.
Price Realization - The impact of net price changes excluding currency and new product introductions. Price realization includes geographic mix of sales, which is the impact of changes in the relative weighting of sales prices between geographic regions.

16.
Resource Industries - A segment primarily responsible for supporting customers using machinery in mining, quarry and aggregates, waste and material handling applications. Responsibilities include business strategy, product design, product management and development, manufacturing, marketing and sales and product support. The product portfolio includes large track-type tractors, large mining trucks, hard rock vehicles, longwall miners, electric rope shovels, draglines, hydraulic shovels, rotary drills, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, landfill compactors, soil compactors, hard rock continuous mining systems, select work tools, machinery components, electronics and control systems and related parts. In addition to equipment, Resource Industries also develops and sells technology products and services to provide customers fleet management, equipment management analytics and autonomous machine capabilities. Resource Industries also manages areas that provide services to other parts of the company, including integrated manufacturing and research and development.

17.
Restructuring Costs - Primarily costs for employee separation, long-lived asset impairments and contract terminations. These costs are included in Other operating (income) expenses except for defined-benefit plan curtailment losses and special termination benefits, which are included in Other income (expense). Restructuring costs also include other exit-related costs primarily for accelerated depreciation, inventory write-downs, equipment relocation and project management costs and LIFO inventory decrement benefits from inventory liquidations at closed facilities, primarily included in Cost of goods sold.

18.
Sales Volume - With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation as well as the incremental sales impact of new product introductions, including emissions-related product updates. With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery, Energy & Transportation combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates. Product mix represents the net operating profit impact of changes in the relative weighting of Machinery, Energy & Transportation sales with respect to total sales. The impact of sales volume on segment profit includes inter-segment sales.

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NON-GAAP FINANCIAL MEASURES
The following definitions are provided for the non-GAAP financial measures used in this report. These non-GAAP financial measures have no standardized meaning prescribed by U.S. GAAP and therefore are unlikely to be comparable to the calculation of similar measures for other companies. Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.
Adjusted Profit Per Share
The company incurred restructuring costs in 2017 and in the first quarter of 2018 and expects to incur additional restructuring costs during the remainder of 2018. The company believes it is important to separately quantify the profit per share impact of restructuring costs in order for Caterpillar’s results and outlook to be meaningful to readers as these costs are incurred in the current year to generate longer-term benefits.
Reconciliations of adjusted profit per share to the most directly comparable GAAP measure, diluted profit per share, are as follows:
Machinery, Energy & Transportation
Caterpillar defines Machinery, Energy & Transportation as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis. Machinery, Energy & Transportation information relates to the design, manufacture and marketing of Caterpillar products. Financial Products’ information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment. The nature of these businesses is different, especially with regard to the financial position and cash flow items. Caterpillar management utilizes this presentation internally to highlight these differences. The company also believes this presentation will assist readers in understanding Caterpillar’s business. Pages 18-24 reconcile Machinery, Energy & Transportation with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.
Caterpillar’s latest financial results and outlook are also available via:
Telephone:    800-228-7717 (Inside the United States and Canada)
858-764-9492 (Outside the United States and Canada)
Internet:
http://www.caterpillar.com/en/investors.html
http://www.caterpillar.com/en/investors/quarterly-results.html (live broadcast/replays of quarterly conference call)
Caterpillar contact: Corrie Scott, 224-551-4133 (Office), 808-351-3865 (Mobile) or Scott_Corrie@cat.com

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Caterpillar Inc.
Condensed Consolidated Statement of Results of Operations
(Unaudited)
(Dollars in millions except per share data)

	Three Months Ended March 31,
	2018	2017
Sales and revenues:
Sales of Machinery, Energy & Transportation	$12,150	$9,130
Revenues of Financial Products	709	692
Total sales and revenues	12,859	9,822

Operating costs:
Cost of goods sold	8,566	6,801
Selling, general and administrative expenses	1,276	1,061
Research and development expenses	443	425
Interest expense of Financial Products	166	159
Other operating (income) expenses	300	996
Total operating costs	10,751	9,442

Operating profit	2,108	380

Interest expense excluding Financial Products	101	123
Other income (expense)	127	32

Consolidated profit before taxes	2,134	289

Provision (benefit) for income taxes	472	90
Profit of consolidated companies	1,662	199

Equity in profit (loss) of unconsolidated affiliated companies	5	(5)

Profit of consolidated and affiliated companies	1,667	194

Less: Profit (loss) attributable to noncontrolling interests	2	2

Profit [1]	$1,665	$192

Profit per common share	$2.78	$0.33
Profit per common share — diluted [2]	$2.74	$0.32

Weighted-average common shares outstanding (millions)
– Basic	598.0	587.5
– Diluted [2]	608.0	593.2

Cash dividends declared per common share	$—	$—

[1]	Profit attributable to common shareholders.
[2]	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

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Caterpillar Inc.
Condensed Consolidated Statement of Financial Position
(Unaudited)
(Millions of dollars)

	March 31, 2018	December 31, 2017
Assets
Current assets:
Cash and short-term investments	$7,888	$8,261
Receivables – trade and other	7,894	7,436
Receivables – finance	8,772	8,757
Prepaid expenses and other current assets	1,856	1,772
Inventories	10,947	10,018
Total current assets	37,357	36,244
Property, plant and equipment – net	13,912	14,155
Long-term receivables – trade and other	1,004	990
Long-term receivables – finance	13,359	13,542
Noncurrent deferred and refundable income taxes	1,687	1,693
Intangible assets	2,163	2,111
Goodwill	6,376	6,200
Other assets	2,156	2,027
Total assets	$78,014	$76,962

Liabilities
Current liabilities:
Short-term borrowings:
Machinery, Energy & Transportation	$7	$1
Financial Products	5,726	4,836
Accounts payable	6,938	6,487
Accrued expenses	3,551	3,220
Accrued wages, salaries and employee benefits	1,474	2,559
Customer advances	1,399	1,426
Dividends payable	—	466
Other current liabilities	1,890	1,742
Long-term debt due within one year:
Machinery, Energy & Transportation	8	6
Financial Products	6,409	6,188
Total current liabilities	27,402	26,931
Long-term debt due after one year:
Machinery, Energy & Transportation	7,980	7,929
Financial Products	15,185	15,918
Liability for postemployment benefits	8,233	8,365
Other liabilities	3,942	4,053
Total liabilities	62,742	63,196

Shareholders’ equity
Common stock	5,640	5,593
Treasury stock	(17,347)	(17,005)
Profit employed in the business	27,929	26,301
Accumulated other comprehensive income (loss)	(1,016)	(1,192)
Noncontrolling interests	66	69
Total shareholders’ equity	15,272	13,766
Total liabilities and shareholders’ equity	$78,014	$76,962

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Caterpillar Inc.
Condensed Consolidated Statement of Cash Flow
(Unaudited)
(Millions of dollars)

	Three Months Ended March 31,
	2018	2017
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,667	$194
Adjustments for non-cash items:
Depreciation and amortization	681	710
Other	148	302
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables – trade and other	(326)	(353)
Inventories	(803)	(444)
Accounts payable	486	732
Accrued expenses	66	132
Accrued wages, salaries and employee benefits	(1,110)	360
Customer advances	(46)	234
Other assets – net	165	(261)
Other liabilities – net	7	(64)
Net cash provided by (used for) operating activities	935	1,542
Cash flow from investing activities:
Capital expenditures – excluding equipment leased to others	(412)	(204)
Expenditures for equipment leased to others	(345)	(305)
Proceeds from disposals of leased assets and property, plant and equipment	258	234
Additions to finance receivables	(2,621)	(2,122)
Collections of finance receivables	2,671	2,272
Proceeds from sale of finance receivables	69	17
Investments and acquisitions (net of cash acquired)	(340)	(18)
Proceeds from sale of businesses and investments (net of cash sold)	12	—
Proceeds from sale of securities	89	89
Investments in securities	(197)	(65)
Other – net	16	9
Net cash provided by (used for) investing activities	(800)	(93)
Cash flow from financing activities:
Dividends paid	(467)	(452)
Common stock issued, including treasury shares reissued	149	(19)
Treasury shares purchased	(500)	—
Proceeds from debt issued (original maturities greater than three months)	1,541	2,715
Payments on debt (original maturities greater than three months)	(2,409)	(1,978)
Short-term borrowings – net (original maturities three months or less)	1,151	618
Other – net	(3)	(6)
Net cash provided by (used for) financing activities	(538)	878
Effect of exchange rate changes on cash	10	9
Increase (decrease) in cash and short-term investments and restricted cash	(393)	2,336
Cash and short-term investments and restricted cash at beginning of period	8,320	7,199
Cash and short-term investments and restricted cash at end of period	$7,927	$9,535

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended March 31, 2018
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$12,150	$12,150	$—	$—
Revenues of Financial Products	709	—	811	(102)	[2]
Total sales and revenues	12,859	12,150	811	(102)

Operating costs:
Cost of goods sold	8,566	8,566	—	—
Selling, general and administrative expenses	1,276	1,087	189	—
Research and development expenses	443	443	—	—
Interest expense of Financial Products	166	—	173	(7)	[4]
Other operating (income) expenses	300	(1)	310	(9)	[3]
Total operating costs	10,751	10,095	672	(16)

Operating profit	2,108	2,055	139	(86)

Interest expense excluding Financial Products	101	112	—	(11)	[4]
Other income (expense)	127	54	(2)	75	[5]

Consolidated profit before taxes	2,134	1,997	137	—

Provision (benefit) for income taxes	472	441	31	—
Profit of consolidated companies	1,662	1,556	106	—

Equity in profit (loss) of unconsolidated affiliated companies	5	5	—	—
Equity in profit of Financial Products’ subsidiaries	—	102	—	(102)	[6]

Profit of consolidated and affiliated companies	1,667	1,663	106	(102)

Less: Profit (loss) attributable to noncontrolling interests	2	(2)	4	—

Profit [7]	$1,665	$1,665	$102	$(102)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Results of Operations
For the Three Months Ended March 31, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery, Energy & Transportation	$9,130	$9,130	$—	$—
Revenues of Financial Products	692	—	777	(85)	[2]
Total sales and revenues	9,822	9,130	777	(85)

Operating costs:
Cost of goods sold	6,801	6,801	—	—
Selling, general and administrative expenses	1,061	940	126	(5)	[3]
Research and development expenses	425	425	—	—
Interest expense of Financial Products	159	—	163	(4)	[4]
Other operating (income) expenses	996	699	302	(5)	[3]
Total operating costs	9,442	8,865	591	(14)

Operating profit	380	265	186	(71)

Interest expense excluding Financial Products	123	144	—	(21)	[4]
Other income (expense)	32	(16)	(2)	50	[5]

Consolidated profit before taxes	289	105	184	—

Provision (benefit) for income taxes	90	34	56	—
Profit of consolidated companies	199	71	128	—

Equity in profit (loss) of unconsolidated affiliated companies	(5)	(5)	—	—
Equity in profit of Financial Products’ subsidiaries	—	126	—	(126)	[6]

Profit of consolidated and affiliated companies	194	192	128	(126)

Less: Profit (loss) attributable to noncontrolling interests	2	—	2	—

Profit [7]	$192	$192	$126	$(126)

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ revenues earned from Machinery, Energy & Transportation.
[3]	Elimination of net expenses recorded by Machinery, Energy & Transportation paid to Financial Products.
[4]	Elimination of interest expense recorded between Financial Products and Machinery, Energy & Transportation.
[5]
Elimination of discount recorded by Machinery, Energy & Transportation on receivables sold to Financial Products and of interest earned between Machinery, Energy & Transportation and Financial Products.

[6]	Elimination of Financial Products’ profit due to equity method of accounting.
[7]	Profit attributable to common shareholders.

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Caterpillar Inc.
Supplemental Data for Cash Flow
For the Three Months Ended March 31, 2018
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,667	$1,663	$106	$(102)	[2]
Adjustments for non-cash items:
Depreciation and amortization	681	468	213	—
Undistributed profit of Financial Products	—	(102)	—	102	[3]
Other	148	62	(6)	92	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(326)	90	—	(416)	[4,5]
Inventories	(803)	(803)	—	—
Accounts payable	486	505	(19)	—
Accrued expenses	66	43	23	—
Accrued wages, salaries and employee benefits	(1,110)	(1,083)	(27)	—
Customer advances	(46)	(46)	—	—
Other assets – net	165	173	28	(36)	[4]
Other liabilities – net	7	(22)	(7)	36	[4]
Net cash provided by (used for) operating activities	935	948	311	(324)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(412)	(321)	(92)	1	[4]
Expenditures for equipment leased to others	(345)	(2)	(346)	3	[4]
Proceeds from disposals of leased assets and property, plant and equipment	258	54	207	(3)	[4]
Additions to finance receivables	(2,621)	—	(2,955)	334	[5]
Collections of finance receivables	2,671	—	3,171	(500)	[5]
Net intercompany purchased receivables	—	—	(489)	489	[5]
Proceeds from sale of finance receivables	69	—	69	—
Net intercompany borrowings	—	107	—	(107)	[6]
Investments and acquisitions (net of cash acquired)	(340)	(340)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	12	12	—	—
Proceeds from sale of securities	89	5	84	—
Investments in securities	(197)	(18)	(179)	—
Other – net	16	19	(3)	—
Net cash provided by (used for) investing activities	(800)	(484)	(533)	217
Cash flow from financing activities:
Dividends paid	(467)	(467)	—	—
Common stock issued, including treasury shares reissued	149	149	—	—
Treasury shares purchased	(500)	(500)	—	—
Net intercompany borrowings	—	—	(107)	107	[6]
Proceeds from debt issued (original maturities greater than three months)	1,541	—	1,541	—
Payments on debt (original maturities greater than three months)	(2,409)	(1)	(2,408)	—
Short-term borrowings – net (original maturities three months or less)	1,151	6	1,145	—
Other – net	(3)	(3)	—	—
Net cash provided by (used for) financing activities	(538)	(816)	171	107
Effect of exchange rate changes on cash	10	6	4	—
Increase (decrease) in cash and short-term investments and restricted cash	(393)	(346)	(47)	—
Cash and short-term investments and restricted cash at beginning of period	8,320	7,416	904	—
Cash and short-term investments and restricted cash at end of period	$7,927	$7,070	$857	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.

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Caterpillar Inc.
Supplemental Data for Cash Flow
For the Three Months Ended March 31, 2017
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
	Consolidated	Machinery, Energy & Transportation [1]	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$194	$192	$128	$(126)	[2]
Adjustments for non-cash items:
Depreciation and amortization	710	491	219	—
Undistributed profit of Financial Products	—	(126)	—	126	[3]
Other	302	302	(47)	47	[4]
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(353)	(8)	52	(397)	[4,5]
Inventories	(444)	(444)	—	—
Accounts payable	732	734	6	(8)	[4]
Accrued expenses	132	130	2	—
Accrued wages, salaries and employee benefits	360	364	(4)	—
Customer advances	234	234	—	—
Other assets – net	(261)	(196)	(25)	(40)	[4]
Other liabilities – net	(64)	(149)	45	40	[4]
Net cash provided by (used for) operating activities	1,542	1,524	376	(358)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(204)	(203)	(1)	—
Expenditures for equipment leased to others	(305)	(6)	(302)	3	[4]
Proceeds from disposals of leased assets and property, plant and equipment	234	41	194	(1)	[4]
Additions to finance receivables	(2,122)	—	(2,535)	413	[5]
Collections of finance receivables	2,272	—	2,788	(516)	[5]
Net intercompany purchased receivables	—	—	(459)	459	[5]
Proceeds from sale of finance receivables	17	—	17	—
Net intercompany borrowings	—	50	(1,500)	1,450	[6]
Investments and acquisitions (net of cash acquired)	(18)	(18)	—	—
Proceeds from sale of securities	89	6	83	—
Investments in securities	(65)	(2)	(63)	—
Other – net	9	(1)	10	—
Net cash provided by (used for) investing activities	(93)	(133)	(1,768)	1,808
Cash flow from financing activities:
Dividends paid	(452)	(452)	—	—
Common stock issued, including treasury shares reissued	(19)	(19)	—	—
Net intercompany borrowings	—	1,500	(50)	(1,450)	[6]
Proceeds from debt issued (original maturities greater than three months)	2,715	360	2,355	—
Payments on debt (original maturities greater than three months)	(1,978)	(4)	(1,974)	—
Short-term borrowings – net (original maturities three months or less)	618	226	392	—
Other – net	(6)	(6)	—	—
Net cash provided by (used for) financing activities	878	1,605	723	(1,450)
Effect of exchange rate changes on cash	9	3	6	—
Increase (decrease) in cash and short-term investments and restricted cash	2,336	2,999	(663)	—
Cash and short-term investments and restricted cash at beginning of period	7,199	5,259	1,940	—
Cash and short-term investments and restricted cash at end of period	$9,535	$8,258	$1,277	$—

[1]	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
[2]	Elimination of Financial Products’ profit after tax due to equity method of accounting.
[3]	Elimination of non-cash adjustment for the undistributed earnings from Financial Products.
[4]	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
[5]	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
[6]	Elimination of net proceeds and payments to/from Machinery, Energy & Transportation and Financial Products.